EXHIBIT 12
                                   INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in  Millions)

                                            Nine Months
                                         Ended  September        Years Ended December 31,
Fixed charges:                                  2000       1999      1998       1997     1996    1995
  Interest expense........................... $215.6     $204.5    $225.9     $137.5   $120.9  $ 88.3
  Amortization of debt discount and expense..    4.6        6.7       7.0        2.0      1.5     0.8
  Rentals (one-third of rentals).............   23.7       23.9      23.8       23.3     20.3    19.5
  Capitalized interest.......................    3.0        4.0       4.0        3.2      4.6     3.5
  Equity-linked security charges............    19.1       25.6      19.7        0.0      0.0     0.0
Total fixed charges.......................... $266.0     $264.7    $280.4     $166.0   $147.3  $112.1

Net earnings from continuing operations       $440.1     $563.1    $481.6     $367.6   $342.3  $265.7
Add:   Minority income of majority-
         owned subsidiaries..................   30.2       29.1      23.5        3.6      1.5     1.8
       Taxes on income from continuing
         operations..........................  223.0      299.9     250.7      219.8    190.7   143.2
       Fixed charges.........................  266.0      264.7     280.4      166.0    147.3   112.1
Less:  Capitalized interest..................    3.0        4.0       4.0        3.2      4.6     3.5
       Undistributed earnings (losses) from
         less than 50% owned affiliates......    9.5       19.9      26.9       16.2    (29.1)   33.1
Earnings available for fixed charges ........ $946.8    1,132.9  $1,005.3     $737.6   $706.3  $486.2
Ratio of earnings to fixed charges ..........   3.56       4.28      3.59       4.44     4.79    4.34
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)............     $ 11.5     $ 22.1    $ 30.1     $ 18.3   $ 29.7  $ 35.2
    Less:  Amounts distributed...............    2.0        2.2       3.2        2.1     58.8     2.1
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........  $  9.5    $ 19.9    $ 26.9     $ 16.2   $(29.1) $ 33.1


All amounts have been restated to reflect a reclassification of a portion of discontinued operations to continuing operations for Dresser-Rand Company.







































